Exhibit 99.1

GlycoGenesys CEO Sets Record Straight on Intellectual Property

Emphasizes Solidity of Intellectual Property For GCS-100®

Boston, MA – May 12, 2004 – GlycoGenesys, Inc. (NASDAQ: GLGS) issued a statement today to dispel potential investor misconceptions regarding its intellectual property portfolio.

Bradley J Carver, CEO and President of GlycoGenesys, Inc., stated, “I would like to set the record straight on intellectual property relating to GCS-100. Recently, there has been shareholder confusion around GlycoGenesys’ intellectual property, particularly in light of the announcement that foreign patent applications that the Company previously determined to stop prosecuting appear to be on track for issuance. The announcement by Pro-Pharmaceuticals, Inc. about the return of these patent applications by GlycoGenesys, appears to have potentially misled some shareholders into thinking we had relinquished foreign rights relevant to commercializing GCS-100 or other modified pectins of value. This is not the case. I want to emphasize that GlycoGenesys remains free to pursue the commercialization of GCS-100 in the United States, Europe and other foreign countries.”

“We are convinced, based on our own and independent scientific review conducted by Peter H. Seeberger, Ph.D. and our outside patent counsel, that the relinquished foreign patent applications have no commercial value to GlycoGenesys. Importantly, any subsequent issuances of these flawed filings have no impact on our commercialization strategy for GCS-100. Very simply, there was and there is no need for GlycoGenesys to pursue potential patent applications that have no relevance to GCS-100 or our future clinical development efforts.”

In discussing his review of the filings, Dr. Seeberger, Professor of Chemistry, Swiss Federal Institute of Technology Zurich, Affiliate Professor at The Burnham Institute, La Jolla, California and Visiting Professor, Massachusetts Institute of Technology stated, “The foreign patent filings returned by GlycoGenesys require a particular repeated sequence in the claimed polymer. From my review of these applications, the relevant scientific literature on pectin structure, and my first-hand knowledge of carbohydrate chemistry, I don’t see how the polymer claimed in these filings could be produced from pectin. Nor do I believe that GCS-100 is covered by the structure claimed in these filings.”

Mr. Carver added, “Specific reasons why GlycoGenesys discontinued the prosecution of certain foreign patent applications include the following:

1.	The filings in question have no impact on the commercialization strategy of GCS-100 since the patent applications are limited in scope and apply only to a highly specific structure, which is not GCS-100. They will not prevent GCS-100 from being commercialized in Canada, Europe or other foreign jurisdictions. The filings were returned for the simple reason that they could not be used to obtain patent protection covering GCS-100 or other relevant modified pectins. In fact, David Platt argued to the European Patent Office that the claims of the European filing did not cover GCS-100.

2.	Based on prior review, and further supported with recent, scientific and legal counsel, we believe patents, if any, that may issue from these foreign patent applications have no commercial value.

3.	We believe these foreign patent applications would not withstand challenge due to inherent flaws in their claims. We have the opportunity to challenge and knock out these foreign patents, if issued, through a straightforward opposition process. We will evaluate whether it is in the Company’s best interest to enter such an opposition for patents that don’t have commercial value and don’t impact our commercialization strategy for GCS-100.”

“Our portfolio of patents and patent applications, which we exclusively own or license, contains a broad range of claims covering the manufacture and use of GCS-100 in the U.S. and foreign countries. As disclosed previously, the Company has made and continues to make patent filings to protect new uses for and improvements to GCS-100 and its manufacturing process in the U.S. and foreign countries, further strengthening our intellectual property portfolio and commercialization strategy.”

“For example, in January 2004 the U.S. Patent and Trademark Office issued to the Company U.S. Patent No. 6,680,306 “Method for Enhancing the Effectiveness of Cancer Therapies” covering the use of GCS-100 and other carbohydrates that bind to galectins prior to or in combination with chemotherapy or surgery for the treatment of cancer.”

“We continue to vigorously prosecute our lawsuit against David Platt and Pro-Pharmaceuticals, Inc. including claims under which we seek an order requiring Pro-Pharmaceuticals to assign to us all rights in Davanat®, among other inventions, and a permanent injunction against David Platt and Pro-Pharmaceuticals to prevent them from developing or selling polysaccharides, such as Davanat, to treat cancer. Further, in a recent hearing, the arbitrator in our dispute concerning our License Agreement with Platt ordered an accelerated schedule so that we may move toward quickly enforcing our contractual rights under the License Agreement. We are extremely pleased with this decision to expedite the arbitration process and look forward to putting it behind us so that we can focus all of our attention on our mission of developing drugs to treat patients with cancer.”

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company’s most recently completed Phase I dose escalation trial evaluated GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys Inc.	The Ruth Group
Senior Vice President and CFO	David Walsey (investors)
John W. Burns, 617-422-0674	646-536- 7029
or	or
VP of Business Development	Cynthia Isaac, Ph.D. (media)
Rick Pierce, 617-422-0674	646-536-7028